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EXHIBIT 10(Z)
                     MIDLANTIC CORPORATION

            MIDLANTIC ANNUAL INCENTIVE AND BONUS PLAN

(Approved July 21, 1993, amended December 21, 1994, amended
                     March 13, 1995)

1. The purpose of the Midlantic Annual Incentive and Bonus Plan (the "Plan") is to promote the success of Midlantic Corporation and its affiliated companies (collectively, the "Company") by providing an incentive, through the allocation and payment of cash bonuses and other incentive compensation on an annual basis ("incentive compensation"), to key employees of the Company, to encourage key employees to remain in the employ of the Company and to increase the personal interest of key employees in the continued success and progress of the Company.

2. The following definitions are applicable to the Plan:

	"Committee" means the Executive Compensation Committee 	of the Board of
 Directors of the Company.

	"Covered Employee" means, with respect to any Plan 	Year, (i) the Company's
 Chief Executive Officer (or an 	individual acting in such capacity) and (ii)
 the four 	highest compensated officers of the Company (other than 	the Chief
 Executive Officer) as of the last day of such 	Plan Year, as determined
 pursuant to the executive 	compensation disclosure rules under the
 Securities 	Exchange Act of 1934.

	"Incentive Fund" means the amount available for 	incentive compensation awards
 under the Plan with 	respect to each Plan Year.

	"Net Income" means the net income of the Company for 	the applicable Plan
 Year as determined under Generally 	Accepted Accounting Principles, excluding
 (a) 	extraordinary items (net of applicable taxes); (b) 	cumulative effects
 of changes in accounting principles; 	(c) securities gains and losses (net
 of applicable 	taxes); and (d) nonrecurring items (net of applicable 	taxes)
 including, but not limited to, gains or losses 	on asset dispositions and
 sales of subsidiaries, 	restructuring charges, gains and losses from qualified
 benefit plan curtailments and settlements, and income or expenses related to deferred tax assets valuation reserve adjustments.

	"Plan Year" means the calendar year.

3. The Plan shall be administered by the Committee. In administering the Plan, the Committee shall have the duties, responsibilities and powers set forth in the Plan.

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4. Subject to the express provisions of the Plan, the
Committee shall determine from time to time

	the key employees for the purposes of the Plan, the 	amount of the Incentive
 Fund, if any, that shall be 	available for allocation and payment under the
 Plan to 	key employees,

	the performance criteria that should be achieved in 	order for incentive
 compensation to be paid,

	whether such performance criteria have been achieved,

	the allocation of incentive compensation among key employees,

	the manner and terms and conditions, if any, of payment 	of the incentive
 compensation, and

	all other matters with respect to the Plan.

In so doing, the Committee shall make determinations with respect to the Company as a whole, and it may, to the extent the Committee deems it advisable, make determinations with respect to individual business units or functional areas of the Company, whether or not the business unit or functional area is constituted as a separate legal entity.

5. Notwithstanding anything in the Plan to the contrary, to the extent that the Committee determines that any incentive compensation is to be paid in stock awards, recognition shares or stock options ("stock based compensation"), such stock based compensation shall be paid under, subject to, and in all respects consistent with, the Midlantic Incentive Stock and Stock Option Plan (1986), the Midlantic Incentive Stock and Stock Option Plan (1995) or any other similar plan of the Company (a "Company stock plan") and any decision of the Committee with respect to stock based compensation shall be deemed to be made only under a Company stock plan and not pursuant to the Plan.

6. Notwithstanding anything in the Plan to the contrary, the award under the Plan for any Plan Year to any participant who is a Covered Employee shall be determined on the basis of the achievement by the Company of a threshold level of Net Income ("performance target"). Notwithstanding the foregoing, the Committee may, in its sole discretion, determine to apply the performance target for any Plan Year to one or more participants who are not Covered Employees. The Committee shall establish any such performance target in writing prior to the beginning of the Plan Year with respect to which the award will be made (or prior to such later date as may be prescribed by the Internal Revenue Service for purposes of section 162(m) of the Internal Revenue
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Code).  The award to each Covered Employee for each Plan
Year will be limited to a maximum of 1.0% of the Company's Net Income. The Committee may, in its discretion, reduce or eliminate an award for a Covered Employee, notwithstanding the achievement of a specified performance target. An award for a Plan Year to a Covered Employee may, in the discretion of the Committee, provide that in the event of the Covered Employee's termination of employment during the Plan Year for any reason, such award will be payable only (X) if the applicable performance target is achieved, and (Y) to the extent, if any, as the Committee shall determine. The Committee shall certify in writing prior to payment of any award pursuant to this paragraph 6 that the performance target established by the Committee was satisfied. Any award paid with respect to a Plan Year pursuant to this paragraph shall reduce the amount of the Incentive Fund available for distribution for such Plan Year.

7. The Committee may delegate to a specified officer or officers of the Company any of its duties, responsibilities and powers under the Plan, provided that the Committee may not delegate to any officer any determination (i) with respect to such officer's own incentive compensation under the Plan or (ii) to be made pursuant to paragraph 6 of the Plan.

8. All determinations under the Plan by the Committee (or by an officer or officers to whom the determination has been duly delegated) shall be conclusive and binding on all affected employees of the Company.

9. The Plan may be amended, suspended or discontinued at any time by the Board or the Committee.

10. The Plan and any action or determination taken hereunder shall not confer upon any employee the right to be retained in the employ of the Company or to continue to be a key employee for the purposes of the Plan.

11. The Plan shall not be deemed an exclusive method of providing incentive compensation for the officers and employees of the Company, nor shall it preclude the Board of Directors of the Company or a duly authorized committee or officers from authorizing or approving other forms of incentive compensation. In addition, to the extent other Company compensation plans or resolutions of the Board of Directors of Midlantic Corporation or of a board of directors of an affiliated company require additional authorizations and approvals for the payment of compensation, nothing in the Plan is intended to supersede those requirements.